UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PRA Group, Inc.
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About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas, Europe and Australia. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit originators, which include banks and other types of consumer, retail and auto finance companies. We purchase portfolios of nonperforming loans at a discount in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loans, which we purchased since either the credit originators and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting on nonperforming loan accounts where the customer is involved in a bankruptcy proceeding or the equivalent in some European countries. We also provide fee-based services on class action claims recoveries and by servicing of consumer bankruptcy accounts in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Form 10-K”) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2023. The information contained on, or that can be accessed through, our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

  Notice of Annual Meeting of Stockholders

DATE:	Tuesday, June 13, 2023
TIME:	9:30 a.m. Eastern Time
LOCATION:	Virtual Meeting
RECORD DATE:	April 27, 2023

The PRA Group, Inc. (the “Company”) 2023 Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually on Tuesday, June 13, 2023, beginning at 9:30 a.m. Eastern Time. Instructions on how to access and participate in the Annual Meeting are provided under “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 2 of the enclosed Proxy Statement. Only stockholders of record as of the close of business on April 27, 2023 are entitled to receive notice of, and to vote during, the Annual Meeting.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the 10 directors named in the accompanying Proxy Statement for a one-year term;

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023;

•	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (“Say-on-Pay”);

•	Approval, on a non-binding advisory basis, of the frequency of future Say-on-Pay votes; and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

We are providing access to our proxy materials by internet in accordance with the SEC’s “notice and access” rules. These rules permit us to provide access to our proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2022 Annual Report to Stockholders, by notifying you of their availability on the internet instead of mailing printed copies. Accordingly, on or about May 1, 2023, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will provide instructions on how to access and review our proxy materials on the internet and request printed copies. Stockholders will not receive printed copies of our proxy materials unless they request such copies. If requested, printed copies will be available free of charge. We believe that providing our proxy materials through the internet increases the ability of our stockholders to access the information they need while simultaneously reducing the environmental impact and cost to the Company of the Annual Meeting.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you requested and received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

LaTisha Owens Tarrant
Corporate Secretary May 1, 2023

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit www.AALvote.com/PRAA to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call (866) 804-9616 to vote BY TELEPHONE	Attend the Annual Meeting virtually and vote via the link provided.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 13, 2023: The Company’s Proxy Statement and 2022 Annual Report to stockholders are available at
www.viewproxy.com/PRAGroup/2023.

PRA Group, Inc.

2023 Proxy Statement

2023 Proxy Statement | PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Tuesday, June 13, 2023 at 9:30 a.m. Eastern Time

Location:	Virtual Meeting

Record Date:	April 27, 2023

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Elect the 10 directors named in this Proxy Statement for a one-year term.	FOR	10

Proposal 2:	Ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023.	FOR	15

Proposal 3:	Advisory vote to approve our named executive officer (“NEO”) compensation (“Say-on-Pay”)	FOR	19
Proposal 4:	Advisory vote to approve the frequency of our future Say-on-Pay votes.	FOR 1-YEAR OPTION	20

Corporate Governance Highlights

Independent Oversight

•  Our Board of Directors (“Board”) is comprised primarily of independent (9 of 10) directors.

•  Our Board Committees are comprised solely of independent directors.

•  We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person or virtual Board meeting.

•  The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.

•  Our Compensation Committee engages an independent compensation consultant to advise and support the Compensation Committee’s work.

Board Refreshment	• Our Board and all Board Committees conduct annual performance evaluations. • Our directors cannot stand for re-election after they reach the age of 75.

Stockholder Rights and Alignment

•  Our stockholders have the right to call special meetings.

•  Our directors are elected annually.

•  Our directors must be elected by a majority of the votes cast in uncontested elections.

•  We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•  All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

Environmental, Social and Governance (“ESG”)

•  Our Nominating and Corporate Governance Committee oversees significant ESG matters with the support of management’s ESG Steering Committee, which is comprised of senior members of management and operates pursuant to a written charter.

•  We have adopted a Statement on Human Rights.

•  We have adopted a Political Contributions Statement.

•  We have adopted an Environmental and Sustainability Statement.

Hedging/Pledging	• Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions involving the Company’s equity securities and may not pledge, our common stock.

2023 Proxy Statement | PRA Group i

Director Dashboard

We are led by directors whose qualifications, experience and backgrounds support the effective oversight of our business and affairs, further our strategic goals and provide valued guidance to management. The charts below reflect key data about our Board.

Board Diversity Matrix (As of March 31, 2023)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	7	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	6	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+		1
Did Not Disclose Demographic Background		0

ii PRA Group | 2023 Proxy Statement

2022 Company Performance Highlights

•	Total portfolio purchases were $850.0 million in 2022 compared to $972.3 million in 2021.

•	Total cash collections (collections on our owned finance receivables portfolios) were $1.7 billion in 2022 compared to $2.1 billion in 2021.

•	Total revenues were $966.5 million in 2022 compared to $1.1 billion in 2021.

•	Total operating expenses were $680.7 million in 2022 compared to $720.7 million in 2021.

•	Net income attributable to the Company was $117.1 million in 2022, compared to $183.2 million in 2021.

•	Our cash efficiency ratio (cash receipts, which are cash collections plus fee income, less operating expenses, divided by cash receipts) was 61.0% compared to 65.3% in 2021.

•

Estimated remaining collections (the sum of all future projected cash collections on our owned finance receivables portfolios) was $5.7 billion at the end of 2022, compared to $6.0 billion at the end of 2021.

2022 TOTAL PORTFOLIO PURCHASES $850M	2022 TOTAL CASH COLLECTIONS $1.7B	2022 TOTAL REVENUES $966.5M

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2022, our CEO, Chief Financial Officer (“CFO”), Senior Vice President of Finance and Investor Relations and other senior management, engaged with our investors to discuss the Company, our financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases, investor conferences and website. In addition, we hold quarterly conference calls, which are attended by our investors and open to the public, to discuss our financial results.

2023 Proxy Statement | PRA Group iii

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June 13, 2023

Purpose

This Proxy Statement is being made available to stockholders on or about May 1, 2023 in connection with a solicitation by the Board of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements. The Annual Meeting will be held virtually on Tuesday, June 13, 2023 at 9:30 a.m. Eastern Time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date

At the close of business on April 27, 2023, which is the record date for the Annual Meeting (the “Record Date”), there were 39,169,763 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of our common stock entitled to vote, represented in person or by proxy, must be present. Abstentions and broker shares that include “broker non-votes” that are present and entitled to vote are counted as present for purposes of determining a quorum. See “Broker Non-Votes” on page 47 of this Proxy Statement for an explanation of what constitutes a broker non-vote.

Vote Required

Each stockholder will have one vote for each share of our common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of the 10 directors named in this Proxy Statement for a one-year term (“Proposal 1”);

•	FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2023 (“Proposal 2”);

•	FOR the approval, on a non-binding advisory basis, of the compensation of our NEOs (“Proposal 3”); and

•	FOR the approval, on a non-binding advisory basis, of the 1-year option as the frequency of future votes on our NEOs’ compensation (“Proposal 4”).

With respect to Proposal 1, each director nominee will be elected if the director nominee receives a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on Proposal 1. Proposal 2, Proposal 3 and Proposal 4 will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2, Proposal 3 and Proposal 4. However, broker non-votes will have no effect on these proposals. With respect to Proposal 4, if no option receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, the option receiving the greatest number of votes will be considered the frequency recommended by stockholders.

2023 Proxy Statement | PRA Group 1

Instructions for Attending and Participating in the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. However, stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

The Annual Meeting will begin at 9:30 a.m. Eastern Time on Tuesday, June 13, 2023. In order to attend and participate in the Annual Meeting, including voting your shares and submitting questions, you must register at www.viewproxy.com/PRAGroup/2023 by 11:59 p.m. Eastern Time on June 9, 2023. If you are a record holder, you must register using the virtual control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you requested and received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other nominee, and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares, then you may access, participate in and vote at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares and submit questions during and before the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares or submit questions) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/PRAGroup/2023.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation. We encourage you to check in by 9:15 a.m. Eastern Time on June 13, 2023, the day of the Annual Meeting, so that any technical difficulties may be addressed before the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting live webcast during the meeting, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance via the internet, by telephone or by mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 PRA Group | 2023 Proxy Statement

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and our stockholders. Our Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and our stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that the decision of whether to have the same individual occupy the offices of Chairman of the Board (“Chairman”) and CEO should be made by our Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and our stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Atal to focus on managing the daily operations of the Company in his role as President and CEO, while Mr. Fredrickson, in his role as Chairman, oversees our Board’s significant functions. Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and our stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the independent directors whenever the individual selected to serve as Chairman is also the CEO or otherwise not independent. Notwithstanding this requirement and the fact that Mr. Fredrickson, our current Chairman, is independent, the Board determined that having a Lead Independent Director was appropriate at this time given Mr. Atal’s recent appointment as CEO. Lance L. Weaver currently serves as the Lead Independent Director and has the following duties and responsibilities:

•	preside at all meetings of the independent directors;

•	consult with the Chairman and CEO concerning the agenda for Board meetings and approve the agenda for Board meetings;

•	be available to advise Committee chairs in fulfilling their designated roles and responsibilities with our Board;

•	be available for consultation and direct communication with stockholders where appropriate, upon reasonable request; and

•	lead the annual evaluation of the Chairman and CEO.

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, backgrounds, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions and recommendations from directors, stockholders, management and others, including executive search and board advisory firms when deemed appropriate. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees.

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit a written notice to our Corporate Secretary following the procedures set forth in our Amended and Restated By-Laws (“By-Laws”), as described under “Stockholder Proposals” on page 47 of this Proxy Statement.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on our Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

2023 Proxy Statement | PRA Group 3

Corporate Governance

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider self-identified diversity characteristics, including race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified the following qualifications, experience, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities:

Desired Skills and Experience	Our Board as a whole should:

Financial Industry	understand the complex financial and highly regulated environment in which our business operates in order to evaluate our operating and strategic performance.

Government and Regulatory	have experience in compliance with international, federal and state laws, regulations and agencies because our business is heavily regulated and directly affected by governmental and regulatory actions.

Information Technology, Data Governance and Cybersecurity	have experience with information technology because our business relies on data and information technology and we face threats of business or technology disruptions and/or cyber incidents.

International/Global	have a global perspective and international experience useful in evaluating our operating and strategic performance and growth because our business and strategy are global.

Public Company	have a comprehensive understanding of the complex financial and legal issues facing U.S. public companies because we are a publicly-traded company regulated by the SEC and listed on the Nasdaq Stock Market (“Nasdaq”).

Risk Oversight	have a comprehensive understanding of the risks facing our business and industry and the policies and procedures that are appropriate for effective risk oversight and mitigation.
Strategic Planning	have experience setting a long-term corporate vision, assessing geographies in which to operate, and evaluating competitive positioning and a comprehensive understanding of transformation planning processes to support the development of, and modifications to, our strategic plan.

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website at www.pragroup.com. All members of the standing Committees are independent as defined by Nasdaq listing standards and SEC rules. In addition, each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Audit Committee is an “audit committee financial expert” as defined by the Exchange Act. Each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees as of April 27, 2023 is included in the following chart.

4 PRA Group | 2023 Proxy Statement

Corporate Governance

Audit

Members: Marjorie M. Connelly, Chair John H. Fain Brett L. Paschke Scott M. Tabakin

Primary Roles and Responsibilities:

●  monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

●  engages and monitors the independence and performance of the Company’s independent registered public accounting firm;

●  monitors the independence and performance of the Company’s internal auditors; and

●  provides an avenue of communication between the Company’s independent registered public accounting firm, management, the internal audit department and our Board.

Number of meetings held in 2022: 8

Compensation

Members: Brett L. Paschke, Chair Danielle M. Brown John H. Fain James A. Nussle

Primary Roles and Responsibilities:

●  develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

●  determines compensation for the Company’s executive officers;

●  oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

●  considers compliance with applicable laws and regulations that have an impact on the Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

●  reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2022: 7

Nominating and Corporate Governance

Members: James A. Nussle, Chair Scott M. Tabakin Peggy P. Turner Lance L. Weaver

Primary Roles and Responsibilities:

●  develops and recommends to our Board a set of effective corporate governance policies and procedures applicable to the Company;

●  identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of our stockholders;

●  oversees annual evaluation of our Board;

●  reviews periodically the Company’s Related Party Transaction Policy, makes recommendations to our Board concerning changes and approves transactions;

●  considers candidates recommended by stockholders in accordance with our By-Laws and Certificate of Incorporation using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by our Board or management; and

●  oversees significant ESG matters.

Number of meetings held in 2022: 5

Risk

Members: Scott M. Tabakin, Chair Danielle M. Brown Marjorie M. Connelly Peggy P. Turner

Primary Roles and Responsibilities:

●  oversees the Company’s enterprise risk management program, including its governance structure, risk management framework and policies and procedures;

●  reviews and approves our business continuity management program;

●  receives reports and presentations from management on significant risks facing the Company and the results of any risk management reviews and assessments, including the following risks: operations, compliance, underwriting, strategy, legal, reputation, information security, technology and data management, and vendor management; and

●  reviews material reports or inquiries from government or regulatory agencies related to any significant enterprise risks.

Number of meetings held in 2022: 3

2023 Proxy Statement | PRA Group 5

Corporate Governance

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, legal and cyber, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. Our Board has delegated to its Risk Committee responsibility for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management. Our Chief Risk and Compliance Officer attends all meetings of the Risk Committee and meets in executive session with the Risk Committee at each of its meetings.

Our Board has also assigned to its remaining Committees responsibility for reviewing, evaluating and making recommendations concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from our CFO and the independent registered public accounting firm on financial risks, compliance with reporting requirements and internal controls regarding accounting and financial reporting; quarterly reports from the Senior Vice President, Corporate Audit Services, who oversees the Company’s internal audit department, on the results of internal audit activities; and any reports related to complaints and allegations of fraud or illegal acts regarding accounting, internal accounting controls, or auditing matters and any submissions by employees, including those submitted confidentially and/or anonymously, regarding questionable accounting or auditing matters.

•

The Compensation Committee designs the Company’s compensation programs and incentives in a manner that does not encourage employees, including our NEOs, to take unnecessary or excessive risks. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

Management’s role in assisting our Board with its risk oversight responsibility is critical. In order to support our Board’s risk oversight role, the Company has a Risk Assessment and Action Committee (“RAAC”), which reviews, evaluates and reports on the processes used to identify, assess and manage risk throughout the Company. The RAAC is comprised of the Company’s executive officers and is chaired by our Chief Risk and Compliance Officer, who reports to the Risk Committee at each of its meetings.

Members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. In addition, the Company’s Compliance Department, which reports to our Chief Risk and Compliance Officer, documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Board’s Role in ESG

Our Board recognizes the importance of ESG to our overall strategic plan. As a result, our Board has delegated to the Nominating and Corporate Governance Committee oversight of our significant ESG and sustainability practices, policies and activities. To support the Nominating and Corporate Governance Committee, we have formed an ESG Steering Committee, which is comprised of senior members of management. The ESG Steering Committee supports our Board’s ESG oversight role by developing and making recommendations regarding our overall strategy with respect to ESG matters, recommending reporting standards and advising on communications with stakeholders, including our employees and investors. The ESG Steering Committee also oversees the ESG Working Group, which consists of employees across the Company whose daily responsibilities involve ESG matters and who support our ESG disclosures by collecting and providing relevant data to the ESG Steering Committee.

6 PRA Group | 2023 Proxy Statement

Corporate Governance

Under our ESG governance structure, which is illustrated below, we have adopted a Human Rights Statement, Political Contribution Statement and Environmental and Sustainability Statement, publish an annual ESG Review and have incorporated ESG in our enterprise risk management program.

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Fain, Fredrickson, Nussle, Paschke, Tabakin and Weaver and Mses. Brown, Connelly and Turner are independent according to NASDAQ listing standards and SEC rules.

Director Attendance

During 2022, our Board held 8 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2022. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended our 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”).

Communications with Our Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of our Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by our Corporate Secretary and forwarded to our Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, derogatory or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, our Corporate Secretary may forward only representative correspondence or summaries. Our Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with our Corporate Secretary. Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to our Lead Independent Director.

2023 Proxy Statement | PRA Group 7

Corporate Governance

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2022 included annual cash retainers for our Board members and Chair, Committee members and Chairs, and our Lead Independent Director. On the date of our 2022 Annual Meeting, each non-employee director also received an equity award valued at approximately $155,000 that consisted of restricted stock units (“RSUs”) that vest on the anniversary of the grant date or the date of the next annual meeting of the Company’s stockholders that follows the grant date, if earlier. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

Cash retainers for our Board for 2022 were as follows:

Annual Cash Retainers(1)	2022
Chairman	$ 125,000
Lead Director	$ 30,000
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 30,000
Nominating and Corporate Governance Committee and Compliance Committee Chair	$ 30,000
Risk Committee Chair	$ 30,000
Board Member	$ 70,000
Audit Committee Member	$ 15,000
Compensation Committee Member	$ 15,000
Nominating and Corporate Governance Committee and Compliance Committee Members	$ 15,000
Risk Committee Member	$ 15,000
(1) Note that Committee Chairs only receive a retainer for their service as Committee Chairs and not also for serving as a Committee Member.

Our non-employee directors received the following compensation for service during 2022:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Vikram A. Atal(2)	$ 115,000	$ 154,995	$ 269,995
Danielle M. Brown	$ 99,375	$ 154,995	$ 254,370
Marjorie M. Connelly	$ 115,000	$ 154,995	$ 269,995
John H. Fain	$ 113,750	$ 154,995	$ 268,745
Steven D. Fredrickson	$ 195,000	$ 154,995	$ 349,995
James A. Nussle	$ 113,125	$ 154,995	$ 268,120
Brett L. Paschke	$ 99,375	$ 154,995	$ 254,370
Scott M. Tabakin	$ 99,375	$ 154,995	$ 254,370
Peggy P. Turner	$ 99,375	$ 154,995	$ 254,370
Lance L. Weaver	$ 114,375	$ 154,995	$ 269,370

(1)   Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of RSUs granted by the closing price of our common stock on the grant dates, which was $36.93 on June 9, 2022. The actual amount of compensation realized by a director will depend upon the market price of our common stock on the vesting date.

(2)   Mr. Atal was appointed as the Company’s President and CEO effective March 27, 2023.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. We offer no retirement benefits or perquisites to directors. We maintain policies of directors’ and officers’ liability insurance covering all directors.

8 PRA Group | 2023 Proxy Statement

Corporate Governance

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that require beneficial ownership by each non-employee director of shares of our common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2023, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO and our CFO, who is also our principal accounting officer. Our Code of Conduct, which can be found on the Investor Relations page of our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2022, there were no waivers of our Code of Conduct for any director or executive officer.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy (“Related Party Transaction Policy”) for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under our Related Party Transaction Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

Pledging

Our Anti-Pledging Policy prohibits our directors, officers and employees from pledging, alienating, attaching or otherwise encumbering our common stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

Our Anti-Hedging Policy prohibits our directors, officers and employees from speculating or hedging their interests in equity securities of the Company. Accordingly, directors, officers and employees may not “play the market” in equity securities of the Company by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards, the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

2023 Proxy Statement | PRA Group 9

Proposal 1: Election of Directors

Our Board currently consists of 10 directors. Directors are elected at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified. Each nominee for director was nominated by our Board upon the recommendation of the Nominating and Corporate Governance Committee and was elected previously by our stockholders.

Nominees for director who receive the affirmative votes of a majority of the votes cast in person or by proxy at the Annual Meeting will be elected. Any nominee for director who does not receive the affirmative vote of a majority of the votes cast must offer promptly in writing to submit the director’s resignation to our Board. The Nominating and Corporate Governance Committee will then consider the offer and will recommend to our full Board what action should be taken. Our Board will consider all factors it deems relevant to the best interests of the Company and our stockholders and determine whether to accept the director’s resignation within a reasonable period of time after certification of the election results.

Each nominee has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board or our Board may reduce the number of directors. If our Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

We did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

10 PRA Group | 2023 Proxy Statement

Director Nominees

Mr. Atal has served as the Company’s President and CEO since March 27, 2023. From 2013 until March 27, 2023, Mr. Atal served as President of Atal Advisers, LLC, a business and strategy consulting firm. Since 2016, he has also served as Senior Advisor to McKinsey and Company, Inc., covering the banking, payments, consumer lending and analytics domains. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. (“Citigroup”) (NYSE) for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping the consumer bank as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts related to Citigroup’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of the U.S. cards franchise and overseeing SEC, regulatory and business financial reporting. Since 2017, Mr. Atal has served on the board of directors, including on the audit committee, of Goldman Sachs Bank USA.

Director Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on our Board.

Ms. Brown is a certified Lean Six Sigma Black Belt with over 20 years of experience in global technology services. Since November 2020, Ms. Brown has served as Chief Information Officer (“CIO”) for Whirlpool Corporation (“Whirlpool”) (NYSE), a global kitchen and laundry company. Before joining Whirlpool, she served for four years as the CIO for Brunswick Corporation (“Brunswick”) (NYSE), a global manufacturer and marketer of recreation products. Prior to her role at Brunswick, Ms. Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (“DuPont”) (NYSE), including CIO for a global business unit and head of global transformation and productivity. During her time at DuPont, Ms. Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on our Board.

2023 Proxy Statement | PRA Group 11

Director Nominees

Ms. Connelly has approximately 30 years of experience as an executive in financial services and operations. From 2014 until her retirement in 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation, a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Corporation (NYSE) in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer. Since 2021, Ms. Connelly has served on the board of directors, including on the audit committee, nominating, governance and social responsibility committee, compensation and talent development committee and the innovation committee, of Altria Group, Inc. (NYSE) and previously served on our Board from 2013 to 2014.	Director Qualifications: Ms. Connelly’s extensive experience in the financial services industry with publicly traded, global companies qualifies her to serve on our Board.

Mr. Fain has decades of business management experience, including service as the President and CEO and a director of Metro Information Services, Inc., an information technology consulting services firm that Mr. Fain co-founded that went public in 1997 and subsequently merged with Keane, Inc. in 2001. Mr. Fain retired from Keane in 2002.

Director Qualifications:

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on our Board.

Mr. Fredrickson has served as Chairman of the Board since April 1, 2020, when he retired from the Company. From June 2017 until March 31, 2020, he served as the Company’s Executive Chairman. Mr. Fredrickson was Chairman and CEO from 2002 until June 2017 and also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996, Mr. Fredrickson held various leadership roles with Household Recovery Services Portfolio Services and Household Commercial Financial Services and specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Qualifications:

Mr. Fredrickson’s leadership of the Company in his current and previous roles as Chairman, Executive Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on our Board.

12 PRA Group | 2023 Proxy Statement

Director Nominees

Mr. Nussle has served as President and CEO of the Credit Union National Association, a national association that advocates for all of America’s credit unions, since 2014. He has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007 and was selected by President George W. Bush in 2007 to serve as the Director of the Office of Management and Budget. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the private practice of law in Iowa.	Director Qualifications: In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on our Board.

Mr. Paschke has been a Senior Director of Investment Banking for William Blair & Company, a leading global investment banking firm focused on serving high quality growth companies (“William Blair”), since January 2023, having previously served as Vice Chair of Investment Banking at William Blair from 2021 to January 2023. He is also Chairman of William Blair’s Equity and Debt Commitment Committees, which determine which transactions the firm underwrites. Mr. Paschke joined William Blair in 1997 and, prior to his current role, he led the Equity Capital Markets Group at William Blair from 2009 to 2020, and previously was Group Head for Business and Financial Services Investment Banking and Managing Director and Partner. Since 2021 Mr. Paschke has served on the board of directors, including on the audit committee, for Duluth Holdings Inc. (NASDAQ) and is a Managing Partner at WinForest Partners, a private equity investment vehicle.

Director Qualifications:

Mr. Paschke’s executive leadership roles and extensive experience working with public companies and particularly his role as a leader of William Blair’s Equity Capital Markets and Public Company Investment Banking, provide him with the requisite management experience and business expertise to serve on our Board.

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has 40 years of public company and healthcare industry experience, which includes service as Executive Vice President and CFO of Value Options, Inc. (acquired by Anthem, Inc., NYSE); Executive Vice President and CFO of Bravo Health, Inc. (acquired by Cigna Corporation, NYSE); Executive Vice President and CFO of AMERIGROUP Corporation (NYSE, acquired by Anthem, Inc.); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE, now known as Golden Gate National Senior Care, LLC); and as an executive with Ernst & Young LLP.

Director Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on our Board.

2023 Proxy Statement | PRA Group 13

Director Nominees

Ms. Turner has served as Vice President and Executive Advisor of the Social Innovation Department of Toyota Motors North America (“Toyota Motors”) since January 2022. Prior to her current position, she served as Vice President of Lexus Guest Retention and Loyalty from 2019 to 2022, Vice President of Lexus Guest Experience from 2012 to 2019 and Vice President of Toyota Customer Relations from 2011 to 2012. Ms. Turner joined Toyota Motors in 1991 and held various positions related to parts, customer service, new business development, procurement, supply chain management and real estate before becoming Vice President, Toyota Customer Relations in 2011.

Director Qualifications:

Ms. Turner’s executive leadership experience and her significant experience developing and executing on initiatives focused on maximizing customer experience qualify her to serve on our board.

Mr. Weaver serves as the Lead Independent Director and is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies, including Visa Inc. (NYSE), Citigroup (NYSE), Total System Services, Inc. and Apollo Global Management, Inc., and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 until his retirement in 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America Corporation (NYSE); service on the senior management team of MBNA Corporation for 15 years; and executive leadership roles with Citigroup, Wells Fargo & Company (NYSE) and Maryland National Bank. From 2017 to 2020, Mr. Weaver served on the board of directors of Internap Corporation, a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity.

Director Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on our Board.

14 PRA Group | 2023 Proxy Statement

Proposal 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee is responsible for the engagement, compensation and oversight of our independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the lead engagement partner from our independent registered public accounting firm in conjunction with the periodic mandated rotation of the lead partner. As ratified by stockholders at the 2022 Annual Meeting, the Audit Committee appointed Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the year ended December 31, 2022.

In evaluating the performance and considering the engagement of our independent registered public accounting firm, including whether to rotate firms, the Audit Committee considers various factors, including the firm’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, fees and the potential impact of changing firms. Based on these factors, as previously disclosed, on November 15, 2021, the Audit Committee (i) approved the dismissal of KPMG as our independent registered public accounting firm, which became effective on March 1, 2022, following the filing of our Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”), and (ii) selected EY to serve as our independent registered public accounting firm for the year ending December 31, 2022, which became effective on March 1, 2022, following the filing of our 2021 Form 10-K. The Audit Committee has determined that the continued engagement of EY as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected EY to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Although not required to do so, our Board is submitting the appointment of EY for ratification by our stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of EY is ratified by our stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of EY are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Additional Information Regarding Change of Independent Registered Accounting Firm

KPMG’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2021, contained separate paragraphs that stated:

•

“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for convertible instruments as of January 1, 2021 due to the adoption of Accounting Standards Update (ASU) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”

•

“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for expected credit losses for financial instruments as of January 1, 2020, due to the adoption of Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments Credit Losses.”

Additionally, KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2020, contained separate paragraphs that stated:

•

“As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has changed its method of accounting for expected credit losses for financial instruments as of January 1, 2020, due to the adoption of ASC Topic 326, Financial Instruments Credit Losses.”

2023 Proxy Statement | PRA Group 15

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

•	“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of the ASC Topic 842, Leases.”

During fiscal years ended December 31, 2021 and 2020, there were: (i) no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”), and the related instructions, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction would have caused KPMG to make reference thereto in its reports on our consolidated financial statements for such years; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During fiscal years ended December 31, 2021 and 2020, neither the Company nor anyone on its behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to KPMG and EY

The following table sets forth the fees billed by KPMG for the years ended December 31, 2021 and 2022 and by EY for the year ended December 31, 2022.

Fee Category	2021 (KPMG)	2022 (KPMG)	2022 (EY)

Audit Fees(1)	$4,823,672	$545,000	$4,460,500

Audit-Related Fees(2)	11,795	—	60,000

Tax Fees(3)	—	—	16,200

All Other Fees(4)	9,180	—	2,500

Total	$4,844,647	$545,000	$4,539,200

(1)  Audit Fees for 2021 KPMG relate primarily to professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal control over financial reporting and reviews of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries. Audit Fees for 2022 relate to (a) professional services rendered by KPMG to provide consent for the use of their prior year audit opinion in certain SEC filings related to 2022 and (b) professional services rendered by EY for professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal controls over financial reporting and reviews of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries.

(2)  Audit-Related Fees for 2021 KPMG relate primarily to accounting consultations and services required for compliance certificates in Europe. Audit-Related Fees for 2022 EY related primarily to accounting consultations.

(3)  Tax Fees relate primarily to permitted tax-related advisory services.

(4)  All Other Fees relate to professional services rendered for permitted advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by our independent registered public accounting firm. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2022, all audit, audit-related and permissible non-audit services provided by EY were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by EY and has determined that the services were compatible with EY maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by our Board, outlines the Audit Committee’s organization, meeting protocol, and responsibilities. The Audit Committee reviews the charter annually and recommends amendments as necessary to our Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor and the independent registered public accounting firm. During these meetings, the Audit Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Audit Committee also meets in periodic executive

16 PRA Group | 2023 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

sessions with our independent registered public accounting firm to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the CFO and the head of our internal audit department.

The Audit Committee relies on the knowledge and expertise of management and our independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the effectiveness of the Company’s internal control over financial reporting. Our independent registered public accounting firm is responsible for conducting independent audits of the Company’s consolidated financial statements and internal control over financial reporting, and for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with our independent registered public accounting firm the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance and activities.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and EY the Company’s 2022 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with EY the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from EY the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the 2022 Form 10-K for filing with the SEC.

Audit Committee

Marjorie M. Connelly, Chair

Vikram A. Atal*

Brett L. Paschke

Scott M. Tabakin

*Served as Audit Committee member until March 27, 2023

2023 Proxy Statement | PRA Group 17

Executive Officers

Name and Position	Age as of March 31, 2023	Background and Experience

Vikram A. Atal President and Chief Executive Officer	67	See the biographical information for Mr. Atal under “Director Nominees” on page 11 of this Proxy Statement.

Peter M. Graham Executive Vice President, Chief Financial Officer	57

Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. From 2002 until August 2016, Mr. Graham held various positions of increasing responsibility with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014. Prior to joining GE Capital in 2002, Mr. Graham was an audit executive with KPMG.

Christopher B. Graves Executive Vice President, Global Investments and Analytics Officer	54

Mr. Graves has served as Executive Vice President, Global Investments and Analytics Officer since February 2020, having previously served as Executive Vice President, Americas from March 2018 to February 2020. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018. As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023, Mr. Graves will retire from the Company on May 12, 2023 due to personal health reasons.

Martin Sjölund President, PRA Group Europe	50

Mr. Sjölund has served as President of PRA Group Europe since June 2018. Mr. Sjölund served as Director – Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe, a position he held until June 2018.

LaTisha O. Tarrant General Counsel and Chief Human Resources Officer	50

Ms. Tarrant has served as Chief Human Resource Officer and General Counsel since February 2023. She joined the Company in March 2016 as Vice President, Deputy General Counsel and served in that role until January 2018 when she was appointed Corporate Secretary. In April 2021, Ms. Tarrant was promoted to Senior Vice President and served in that role until September 2022 when she was promoted to Chief Human Resources Officer, a role that she held until February 2023 when she assumed the additional role of General Counsel. Prior to joining the Company, Ms. Tarrant held roles with increasing responsibility, serving as managing associate general counsel at Anthem, Inc. (NYSE, now Elevance Health, Inc.), and as senior counsel and partner at McGuire Woods LLP.

Laura B. White Executive Vice President, Chief Risk and Compliance Officer	52

Ms. White has served as Executive Vice President, Chief Risk and Compliance Officer since February 2020. She joined the Company as Chief Compliance Officer in April 2014 and served in that role until February 2020. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

18 PRA Group | 2023 Proxy Statement

Proposal 3: Approval of NEO Compensation

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the following pages of this Proxy Statement, including the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion. A vote in favor of this Proposal 3 will not approve any specific item of compensation, but will instead reflect your support for the overall compensation of our NEOs.

The objectives of our executive compensation program include attracting, retaining and motivating highly skilled executives who will drive the attainment of our short- and long-term financial and strategic objectives, including creating value for our stockholders. We seek to closely align the interests of our NEOs with the interests of our stockholders while rewarding performance appropriately and discouraging unnecessary or excessive risk-taking. We encourage stockholders to carefully review the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion beginning on page 21 for a more detailed description of our executive compensation program and decisions, including our pay-for-performance philosophy and alignment.

At our 2022 Annual Meeting, over 94% of the shares voted were cast in support of the compensation of our NEOs. Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2022 executive compensation program for our NEOs. Our Board recommends that stockholders again approve and support the decisions pertaining to the compensation of our NEOs and our executive compensation program.

Although the vote on Proposal 3 is not binding on the Company, our Board or the Compensation Committee, the vote will provide valuable information regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices. We value the opinions of our stockholders and will consider any concerns raised, as reflected by any significant negative vote on this Proposal 3, when making future executive compensation decisions.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our NEOs at our 2024 Annual Meeting of Stockholders unless our Board modifies its policy of holding this vote on an annual basis, particularly after considering the results of the vote on Proposal 4.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John H. Fain, Chair

Danielle M. Brown

James A. Nussle

Brett L. Paschke

2023 Proxy Statement | PRA Group 19

Proposal 4: Frequency of Say-on-Pay Votes

Section 14A of the Exchange Act provides stockholders with the opportunity to indicate their preference for the frequency of our Say-on-Pay vote. Proposal 4 provides our stockholders with the opportunity to indicate their preference for holding a Say-on-Pay vote annually, every two years or every three years (“Say-on-Frequency”). Our last Say-on-Frequency vote was held at our 2017 Annual Meeting at which time our stockholders approved, on a non-binding advisory basis, annual voting for Say-on-Pay by an overwhelming majority of the votes cast on the proposal. We are required to provide you with a Say-on-Frequency vote once every six calendar years.

Our Board values and encourages constructive dialogue on our executive compensation. Our Board believes that the “Say-on-Pay” advisory vote is an important vehicle for stockholders to provide feedback, which is most useful when it is timely and received in a consistent manner. Moreover, the Board acknowledges the strong preference expressed at the 2017 Annual Meeting by our stockholders for annual Say-on-Pay voting. Therefore, the Board recommends an annual vote on our NEOs’ compensation.

You may select an annual, two-year or three-year option for the Say-on-Pay vote. If no option receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, the option that receives the most votes will be deemed the preference of our stockholders on the frequency of the Say-on-Pay vote. Although the vote on this Proposal 4 is not binding on the Company, our Board or the Compensation Committee will review the voting results and will consider stockholders’ views on how often Say-on-Pay votes should be held.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 1-YEAR OPTION FOR THE FREQUENCY OF OUR SAY-ON-PAY VOTE.

20 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to our NEOs for the year ended December 31, 2022:

Kevin P. Stevenson

President and CEO

Peter M. Graham

Executive Vice President and CFO

Steven C. Roberts

Executive Vice President, Global Operations Officer

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer

Laura B. White

Executive Vice President, Chief Risk and Compliance Officer

Messrs. Stevenson and Roberts were no longer serving as executive officers of the Company as of April 1, 2023 and Mr. Graves will cease serving as an executive officer effective May 12, 2023 due to personal health reasons.

Philosophy and Objectives of Our Executive Compensation Program

We believe that the compensation realized by executives should generally reflect the individual skills and contributions of the executive, the Company’s overall performance against its strategic and operating plans and the impact of the Company’s performance on shareholder value.

The objectives of our executive compensation program include:

•	attracting, retaining and motivating highly skilled executives;

•	being competitive with our executive compensation peer companies identified under “Use of Competitive Data” below (“Compensation Peer Group”);

•	aligning the interests of our executives and stockholders;

•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;

•	being performance-based, with variable pay constituting a significant portion of total compensation;

•	providing differentiated pay based on an executive’s contributions to Company performance;

•	maximizing the financial efficiency of the overall executive compensation program from tax, accounting and cash flow perspectives;

•	considering corporate governance best practices and the results of the Company’s annual say-on-pay proposal submitted to our stockholders;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

•	promoting internal pay equity;

•	fostering a highly engaged, high performance culture that values equity, diversity and inclusion;

•	strengthening the Company’s culture of compliance;

2023 Proxy Statement | PRA Group 21

Compensation Discussion and Analysis

•	considering effective human capital management practices; and

•	focusing on strong governance, applicable regulatory requirements, and risk management practices.

Key Features of Our Executive Compensation Program

We have adopted policies and practices to support our executive compensation philosophy and the objectives of our executive compensation program, including:

What We Do	What We Don’t Do

✓ The majority of NEO total compensation is performance-based.

✓ We target total direct compensation at the median, which we define as the 50th percentile of our Compensation Peer Group.

✓ We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

✓ The Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant to advise it on executive compensation matters.

✓ We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

✓ We have stock ownership guidelines of five times salary for our CEO and three times salary for all other executive officers.

✓ Our equity award agreements and annual bonus plans provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award in the event of negative financial restatements.

× We do not design our compensation programs to encourage our employees, including our NEOs, to take unnecessary or excessive risks.

× We do not base incentive compensation on a single performance metric.

× We do not have guaranteed minimum payouts.

× We do not provide automatic salary increases for our executives.

× We do not provide our NEOs with excise tax gross-ups.

× We do not accelerate the vesting of equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death or disability.

× We generally do not provide our executive officers with perquisites or other personal benefits.

× We do not offer nonqualified deferred-compensation plans or arrangements to our executive officers.

× We do not allow hedging or pledging of Company securities.

Our Decision-Making Process

Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers, including our NEOs. Although the Compensation Committee considers our CEO’s recommendations with respect to executive officers other than himself, the Compensation Committee evaluates independently our CEO’s recommendations and makes all final compensation decisions within the parameters of our compensation philosophy and objectives. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;

•	evaluating individual performance against these goals and objectives;

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

22 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, our CEO (where appropriate) and members of the legal, human resources and finance departments as needed.

Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may terminate FW Cook’s engagement or hire additional consultants at any time and retains sole authority to hire its independent executive compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, and evaluate its performance.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2022, FW Cook performed the following key services for the Compensation Committee:

•

analyzed each NEO’s compensation compared to our Compensation Peer Group and other survey data, including target and actual pay levels for each component, and in the aggregate, of our total direct compensation (salary, annual bonus award and annual equity grant) and the mix of our direct compensation components (fixed versus variable, short-term versus long-term and cash versus equity-based pay);

•	reviewed and provided recommendations to the Compensation Committee on the composition of our Compensation Peer Group;

•	evaluated the competitiveness of the Company’s long-term incentive plans, including their aggregate cost, the rate at which equity is awarded and their dilutive impact;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed and provided advice on executive and non-employee director stock ownership guidelines;

•	reviewed and provided advice on the Company’s clawback policy in comparison to market practice and to evolving best practices;

•	conducted a risk assessment of the Company’s compensation programs;

•	provided advice on recent trends and developments in executive compensation; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Compensation Committee during 2022. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

Role of Management

At the Compensation Committee’s request, our CEO and other members of management attend portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While the CEO is not present during the voting or deliberations relating to his own compensation, he shares his assessment of his performance as well as the performance of our other executive officers with the Compensation Committee. Based on his assessment of the performance of our executive officers and the Company’s overall performance, our CEO makes recommendations to the Compensation Committee on certain compensation decisions for the other executive officers. The Compensation Committee considers our CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, the other members of management), but retains full discretion to determine the compensation of all executive officers of the Company, including the CEO.

2023 Proxy Statement | PRA Group 23

Compensation Discussion and Analysis

Use of Competitive Data

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our financial performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

To maintain the competitiveness of our executive compensation program, the Compensation Committee bases executive compensation levels on benchmarking and information regarding pay practices at comparable companies. Annually, the Compensation Committee determines, with input from FW Cook, our Compensation Peer Group, which is intended to reflect companies that are comparable to us based on various metrics, including net income, market capitalization, complexity of operations and business model.

The Compensation Committee, with guidance from FW Cook, changed the Compensation Peer Group for purposes of making 2022 compensation decisions by: (i) removing HMS Holdings Corp., which had been acquired by Gainwell Technologies LLC in April 2021, and (ii) adding LendingClub Corporation, as it has a reasonably comparable business focus and financial metrics to the Company.

In addition to Compensation Peer Group data, the Compensation Committee reviews financial services compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The Compensation Committee reviews the data related to the Compensation Peer Group and the Willis Towers Watson survey to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive and to make compensation adjustments to reflect executive performance and Company performance.

We target NEO total direct compensation (salary, annual bonus award and annual equity grant) at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on individual and Company performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

2022 Compensation Peer Group

Credit Acceptance Corp.

CSG Systems International

Encore Capital Group, Inc.

Enova International

Fair Isaac Corp.

FirstCash, Inc.

Green Dot Corp.

LendingClub Corp.

MGIC Investment Corp.

Ocwen Financial Corp.

Walker & Dunlop

WEX Inc.

World Acceptance Corp.

Decisions for 2022

The Compensation Committee believes that our 2022 executive compensation program and performance incentives, as more fully described in this CD&A, reflect the Company’s performance in relation to its financial and strategic objectives. The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2022 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The tables included in this section are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found beginning on page 33.

24 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

2022 Executive Compensation Elements

In support of the objectives of our executive compensation program, the Compensation Committee adopted an executive compensation program that included the following elements for 2022:

Salary

We pay salaries to provide our NEOs with a reasonable level of fixed short-term compensation. The Compensation Committee reviews the salary for each executive officer at least annually and adjusts salaries when appropriate. When determining whether to adjust salaries, the Compensation Committee considers each NEO’s total direct compensation and performance, the Company’s performance, comparative peer and market compensation data, internal pay equity and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives and retention concerns.

In 2022, the Compensation Committee increased salaries for two of the NEOs as reflected in the chart immediately below for several reasons, including changes in market positioning relative to peers, retention concerns given the increasingly competitive market for senior executives and internal pay equity.

NEO	2022 Salary(1)	2021 Salary(1)	Percentage Increase from 2021
Kevin P. Stevenson	$950,000	$950,000	0.0%
Peter M. Graham	$540,000	$520,000	3.9%
Steven C. Roberts	$500,000	$500,000	0.0%
Christopher B. Graves	$500,000	$485,000	3.1%
Laura B. White	$500,000	$500,000	0.0%

(1) Reflects final 2022 and 2021 salaries.

Annual Bonus Plan

Each year, the Compensation Committee establishes financial metrics to measure Company performance in connection with awards under the Annual Bonus Plan. The Committee determines the size of the bonus pool based on the Company’s performance against the established financial metrics and strategic and qualitative factors. The Committee bases actual bonus

2023 Proxy Statement | PRA Group 25

Compensation Discussion and Analysis

plan payouts primarily on the Company’s performance versus established financial metrics, but also considers each executive officer’s individual contribution and performance and the strategic objectives of the Company. The Compensation Committee believes that relying solely on a narrow set of financial metrics to determine Annual Bonus Plan payouts is not in the best interest of stockholders because doing so may result in short-term decisions not focused on driving future growth.

The Compensation Committee considered the Company’s 2022 performance on the following key financial metrics when it determined 2022 Annual Bonus Plan payouts:

•	total cash collections of $1.7 billion, which reflected a decrease of 16%, compared to collections of $2.1 billion in 2021;

•	cash efficiency ratio of 61.0%, which was a decrease from cash efficiency of 65.3% in 2021;

•	income from operations of $285.8 million, which was a decrease of 24%, compared to income from operations of $375.0 million in 2021; and

•	net income attributable to the Company of $117.1 million, which reflected a decrease of 36%, compared to net income of $183.2 million in 2021.

The Committee also considered the Company’s achievement of the following key accomplishments in 2022 related to our strategic objectives, which were led by our NEOs:

•

modernizing collections and improving efficiency at all levels as reflected by record cash collections and cash efficiency (on a constant currency-adjusted basis) in Europe, deployed work from home capability in less than 24hrs, where licensing was not required, and launched payment links in Australia;

•

expanding global market share by investing in all but one of our European markets with operations, added new clients, developed new relationships with European financial institutions, expanded data in Poland and Sweden, and completed the first full year of collections in Australia;

•

fostering a high performing workplace by filling key leadership roles in Corporate Development, Investor Relations, Human Resources and Information Technology, which increased the diversity of the leadership team, launched two employee resource groups (Women in Business Advocates and Mental Emotional Well-Being) in which hundreds of employees participated; and

•

being a recognized and trusted brand by tracking hundreds of legislative bills, proactively working on dozens that have an impact on our industry, maintained our credit ratings, which are best in sector, for our outstanding debt, and created coalitions with industry stakeholders.

The Compensation Committee also considered the following accomplishments by our NEOs when determining 2022 Annual Bonus Plan payouts:

•	repurchased $99.4 million of our outstanding common stock;

26 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

•	refinanced our European credit facilities by entering into a new United Kingdom revolving credit facility and European revolving credit facility;

•	received multiple recognition awards during the year, including:

•

named the winner of two Bronze Stevie® Awards in the Most Valuable Corporate COVID-19 Response and Corporate Social Responsibility Program of the Year categories in the 20th Annual American Business Awards®; and

•	named the winner of a Bronze Stevie® Award for Management Team of the Year in the 19th Annual International Business Awards®

•	partnered with Truist to offer U.S. employees a financial wellness program to build financial confidence;

•

moved our Kilmarnock, Scotland operations into the low carbon development within the 23-acre HALO Digital and Cyber Innovation Park, creating additional jobs while also prioritizing energy efficiency and enduring sustainability;

•	hired our first ESG Director, expanded our ESG disclosures, adopted ESG-specific policies and statements and increased our ESG-related engagement with shareholder advisory firms; and

•	significantly enhanced business continuity and operational risk event processes.

Based on the Company’s performance on key financial metrics, the attainment of goals driven by our strategic objectives and the individual performance of our NEOs, the Compensation Committee approved 2022 Annual Bonus Plan payouts for our NEOs as follows:

NEO	2022 Bonus Target	2022 Bonus Paid	Bonus Paid as a Percentage of Target
Kevin P. Stevenson	$950,000	$712,500	75%
Peter M. Graham	$540,000	$459,000	85%
Steven C. Roberts	$500,000	$425,000	85%
Christopher B. Graves	$500,000	$425,000	85%
Laura B. White	$500,000	$425,000	85%

Long-Term Incentive Plan (“LTIP”) Awards

2022 LTIP awards were made under our 2022 Omnibus Incentive Plan (“2022 Equity Plan”) and were a mix of PSUs and RSUs, which is consistent with market practices for the Compensation Peer Group. The Compensation Committee awards PSUs to align the interests of the Company’s executive officers with the interests of the stockholders by incentivizing them to focus on the long-term goals of the Company and maximizing stockholder returns. The Compensation Committee awards time-based RSUs to retain high caliber executives and reward them for past performance.

The Compensation Committee determines target LTIP award amounts for all executive officers, including the NEOs, based on several factors, including comparative peer and market compensation data for each NEO position in the Compensation Peer Group, the percentage of total direct compensation that is equity-based, share usage, dilution, fair value transfer, performance goals for the LTIP award, the Company’s financial performance and retention considerations. The Compensation Committee

NEO	2022 Target LTIP Award	2021 Target LTIP Award	Percentage Increase from 2021
Kevin P. Stevenson	$3,250,000	$3,250,000	0.0%
Peter M. Graham	$1,300,000	$1,300,000	0.0%
Steven C. Roberts	$1,200,000	$1,200,000	0.0%
Christopher B. Graves	$900,000	$900,000	0.0%
Laura B. White	$900,000	$750,000	20.0%

increased the target LTIP award for Ms. White in 2022, primarily for internal and external pay equity reasons. All other LTIP award targets remained unchanged since the Compensation Committee determined that the targets are competitive compared to internal equity and external market compensation data.

For the 2022 LTIP, the Compensation Committee maintained the Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income financial metrics that were used in our 2021 LTIP but added Revenue from Corporate Development and Stock Price Appreciation.

•

Adjusted Revenues is revenues calculated in accordance with United States generally accepted accounting principles (“GAAP”) as adjusted to neutralize foreign exchange fluctuations and for divestitures, corporate development and greenfield activities, and changes in accounting principles and tax laws.

2023 Proxy Statement | PRA Group 27

Compensation Discussion and Analysis

•

EBITDA is defined as Income from operations calculated in accordance with GAAP plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA (1) as adjusted to add recoveries applied to negative allowance minus changes in expected recoveries, both of which are defined using GAAP and reported in the Company’s Consolidated Statement of Cash Flows; and (2) as further adjusted to neutralize foreign exchange fluctuations and for divestitures, corporate development and greenfield activities, and changes in accounting principles and tax laws.

•

Adjusted Net Income is net income attributable to the Company calculated in accordance with GAAP as adjusted to neutralize foreign exchange fluctuations and for divestitures, corporate development and greenfield activities, and changes in accounting principles and tax laws.

2022-2024 Adjusted Revenues(1) Adjusted EBITDA(1) Adjusted Net Income(1)

Performance vs. Target	Target Shares Earned (%)(2)
Less than 80%	0%
80%	50%
90%	75%
100%	100%
110%	150%
120%	200%
130% or more	250%

(1)	Linear interpolation is performed to determine Target Shares Earned between percentages.
(2)

Individually, the maximum number of target shares earned is 250% of target; however, the combined maximum percentage earned for Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income is 200% of target.

•

Revenue from Corporate Development includes revenue from acquired businesses that are substantially different than the Company’s traditional business. It may include transactions in nonperforming loans if the loans are substantially different than the types of nonperforming loans that the Company was purchasing at the beginning of the performance period.

2022-2024 Revenue from Corporate Development(1)

Performance vs. Target	Target Shares Earned (%)
Less than 50%	0%
50%	50%
75%	75%
100%	100%
125%	150%
150% or more	200%

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

•

Stock Price Appreciation will be measured at the end of year of the performance period using the average stock price for each of the years in the performance period, compared with the average stock price for the year prior to the beginning of the performance period.

2022-2024 Stock Price Appreciation(1)

Performance vs. Target	Target Shares Earned (%)
Less than 50%	0%
50%	50%
75%	75%
100%	100%
150%	150%
200% or more	200%

(1)	Linear interpolation is performed to determine Target Shares Earned between percentages.

28 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

Awards under the 2022 LTIP consisted of 50% PSUs and 50% RSUs, which aligns closely with the Compensation Peer Group. The PSU component is earned and vests, subject to continued employment, based on the Company’s performance with respect to:

•

three-year cumulative financial metrics (Adjusted Revenues, Adjusted EBITDA, and Adjusted Net Income metrics (weighted 10% each) against an established goal for each metric over the 2022-2024 performance period;

•

metrics are considered independent of each other, and awards can be earned for each performance metric based on the requirements for only that performance metric, each up to a maximum of 250% of target;

•	the combined maximum percentage earned for the three metrics was capped at 200% of target;

•	three-year cumulative Revenue from Corporate Development (weighted 10%) against an established goal over the 2022-2024 performance period; and

•

stock price appreciation (weighted 10%), which replaced the prior TSR cap metric, measured independently after each of the three years against established goals for each year over the 2022-2024 performance period, plus a three-year cumulative catch-up feature.

The RSU component is time-based and vests in equal annual installments over three years, subject to continued employment. The diagram below reflects the various components that comprise the 2022 LTIP design described above:

Outstanding PSU Awards

Following the grant of the 2022 LTIP awards, our NEOs had three tranches (award years 2020-2022) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Performance Period	Measure	Percent Achievement
2020	2020-2022	Adjusted Revenues	63%
		Adjusted EBITDA	87%
		Adjusted Net Income	200%
2021	2021-2023	Adjusted Revenues	To be determined by March 15, 2024
		Adjusted EBITDA
		Adjusted Net Income
2022	2022-2024	Adjusted Revenues	To be determined by March 15, 2025
		Adjusted EBITDA
		Adjusted Net Income
		Revenue from Corporate Development
		Stock Price Appreciation

Realization of 2020 LTIP

In February 2023, the Compensation Committee reviewed the financial metrics for the relevant performance period and determined that Adjusted Revenues, Adjusted EBITDA, and Adjusted Net Income awards for the three-year performance period of January 1, 2020 to December 31, 2022, resulted in payment of 63%, 87% and 200% of target, respectively.

•

The target Adjusted Revenues for the 2020-2022 performance period was $3,299 and actual performance was $3,128 (both in millions). Therefore, 63% of the target shares were awarded to our NEOs based on the Adjusted Revenues component.

2023 Proxy Statement | PRA Group 29

Compensation Discussion and Analysis

•

The target Adjusted EBITDA for the 2020-2022 performance period was $3,954 and actual performance was $3,822 (both in millions). Therefore, 87% of the target shares were awarded to our NEOs based on the Adjusted EBITDA component.

•

The target Adjusted Net Income for the 2020-2022 performance period was $271 and actual performance was $448 (both in millions). Therefore, 200% of the target shares were awarded to our NEOs based on the Adjusted Net Income component.

Employment Agreements

Effective January 1, 2021, the Company entered into employment agreements with each NEO that set forth the compensation, benefits, term of employment, and other terms and conditions of each NEO’s employment (“Employment Agreements”). The Employment Agreements provide for the following:

•	three-year terms that commenced on January 1, 2021, and expire on December 31, 2023;

•	a minimum base salary equal to the NEO’s base salary on January 1, 2021, which cannot be decreased during the term of the Employment Agreement;

•	eligibility for incentive compensation consistent with the terms of the Company’s incentive compensation plans;

•	specified severance payments upon the NEO’s involuntary termination of employment without cause or as a result of constructive termination, death or disability; and

•

recovery by the Company from the NEO of any compensation paid pursuant to the NEO’s Employment Agreement in accordance with current or future clawback policies instituted by the Company to comply with any rules promulgated pursuant to any law, government regulation or stock exchange listing requirement.

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay , after completing six months of service with the Company. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its executive officers, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

30 PRA Group | 2023 Proxy Statement

Compensation Discussion and Analysis

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs. For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post-Employment Compensation Arrangements” (page 37) in this Proxy Statement.

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including our NEOs, with perquisites or other personal benefits. The Company does encourage its NEOs to submit to a comprehensive physical examination every three to five years at the Company’s expense, at a cost of approximately $5,000 each. The Company covers the cost of a comprehensive physical examination because we believe it serves a necessary business purpose and protects the interests of the Company and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, including our NEOs (the “Guidelines”). The Guidelines reflect our Board’s belief in the importance of aligning the economic interests of stockholders and management. The Guidelines were established based on various factors, including executive officer roles, market data, corporate governance practices and the recommendations of the Compensation Committee’s independent compensation consultant. The Guidelines provide that the Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, to pay the executive’s annual bonus, if any, in stock, rather than in cash.

The Compensation Committee is responsible for reviewing the Guidelines at least annually and recommending to our Board any changes to the Guidelines. In connection with its annual review, the independent compensation consultant and management provide the Compensation Committee with a report showing the extent to which our executives have met the requirements set forth in the Guidelines. This report includes targeted share ownership, actual share ownership, 50% of our executives’ remaining unvested RSUs (which are counted towards the Guidelines) and any surplus or deficiency that exists.

Our CEO is required to hold Company stock equivalent to five times his base salary. All other executive officers are required to own three times their base salary.

Executive officers who had not satisfied their stock ownership requirement as of March 3, 2022 have three years to do so provided that they may not sell any equity owned on March 3, 2022 and must hold (on a post-tax basis) 50% of all equity that vests after March 3, 2022 until they satisfy their stock ownership requirement.

Anyone who becomes an executive officer after March 3, 2022, must satisfy the Guidelines within five years from the date of hire or promotion.

The following chart details the equity ownership targets established for our NEOs and their progress towards those targets. As of December 31, 2022, each NEO had achieved his or her individual equity ownership target or was on track to reach such target by March 3, 2025.

NEO	2022 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Kevin P. Stevenson	$950,000	5	140,616	314,520
Peter M. Graham	$540,000	3	47,957	52,582
Steven C. Roberts	$500,000	3	44,405	39,337
Christopher B. Graves	$500,000	3	44,405	54,089
Laura B. White	$500,000	3	44,405	19,183

(1)	Salary as of December 31, 2022.
(2)	Based on $33.78 per share, the closing price of our common stock on December 31, 2022.
(3)	Includes common stock owned directly and indirectly and 50% of unvested time-based RSUs based on the Guidelines.

2023 Proxy Statement | PRA Group 31

Compensation Discussion and Analysis

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may apply the clawback provisions within the Annual Bonus Plan or the 2022 Equity Plan or both, as applicable, towards all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash, and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the Nasdaq to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation, or law.

Deductibility of Executive Compensation

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of potential tax implications, it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management.

32 PRA Group | 2023 Proxy Statement

Compensation Tables and Information

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Comp(2) ($)	All Other Comp(3) ($)	Total ($)

Kevin P. Stevenson

President and CEO	2022	$950,000	$3,309,927	$712,500	$12,200	$4,984,627
	2021	$950,000	$3,249,986	$1,425,000	$11,600	$5,636,586
	2020	$925,000	$2,749,978	$1,850,000	$11,400	$5,536,378

Peter M. Graham

Executive Vice President and CFO	2022	$540,000	$1,323,960	$459,000	$12,200	$2,335,160
	2021	$520,000	$1,299,964	$884,000	$11,600	$2,715,564
	2020	$480,000	$899,989	$960,000	$11,400	$2,351,389

Steven C. Roberts

Executive Vice President, Global Operations Officer	2022	$500,000	$1,222,130	$425,000	$12,200	$2,159,330
	2021	$500,000	$1,199,973	$660,000	$11,600	$2,371,573
	2020	$480,000	$899,989	$960,000	$24,733	$2,364,722

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer	2022	$500,000	$916,569	$425,000	$12,200	$1,853,769
	2021	$485,000	$899,998	$737,200	$11,600	$2,133,798
	2020	$475,000	$699,987	$783,750	$11,400	$1,970,137

Laura B. White

Executive Vice President, Chief Risk and Compliance Officer	2022	$500,000	$916,569	$425,000	$12,200	$1,853,769
	2021	$500,000	$749,974	$648,000	$11,600	$1,909,574

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2022, 2021 and 2020 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions used by the Company in calculating these amounts are discussed in Note 1 and Note 11 to the consolidated financial statements in the 2022 Form 10-K. Stock awards consist of time-based RSUs, and performance-based PSUs awarded under the LTIP (see page xx for a description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the day prior to the vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2022 LTIP PSU awards is as follows: Mr. Stevenson, $3,369,903; Mr. Graham, $1,347,976; Mr. Roberts, $1,244,262; Mr. Graves, $933,162, and Ms. White, $933,162. For more information on the awards granted during 2022, see the Grants of Plan-Based Awards table (page 34).

(2)	These amounts represent awards under the Annual Bonus Plan.
(3)	These amounts represent Company matching contributions to the recipient’s 401(k) plan account up to the limits for such plans under federal income tax rules.

2023 Proxy Statement | PRA Group 33

Compensation Tables

Grants of Plan-Based Awards

The following table presents, for each of our NEOs, information concerning awards under our 2022 Equity Plan and Annual Bonus Plan during 2022.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Kevin P. Stevenson	STI		$0	$950,000	$5,000,000
	RSU	3/7/2022							36,191	$1,624,976
	PSU	3/7/2022				0	36,192	72,384		$1,684,951

Peter M. Graham	STI		$0	$540,000	$5,000,000
	RSU	3/7/2022							14,476	$649,972
	PSU	3/7/2022				0	14,477	28,954		$673,988

Steven C. Roberts	STI		$0	$500,000	$5,000,000
	RSU	3/7/2022							13,363	$599,999
	PSU	3/7/2022				0	13,363	26,726		$622,131

Christopher B. Graves	STI		$0	$500,000	$5,000,000
	RSU	3/7/2022							10,022	$449,988
	PSU	3/7/2022				0	10,022	20,044		$466,581

Laura B. White	STI		$0	$500,000	$5,000,000
	RSU	3/7/2022							10,022	$449,988
	PSU	3/7/2022				0	10,022	20,044		$466,581

(1)	During 2022, our NEOs were awarded the following plan-based awards: annual short-term incentive award under our Annual Bonus Plan (“STI”) and time-based RSUs and performance-based PSUs under our LTIP.
(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000 at maximum.
(3)

The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria is not met. Vesting of the PSUs is based on the achievement of goals with respect to five financial metrics (Adjusted Revenues, Adjusted EBITDA, Adjusted Net Income, Revenue from Corporate Development and Stock Price Appreciation) over the 2022-2024 performance period as well as continued employment.

(4)	The amounts represent RSUs. One-third vests on each of the first, second and third anniversary of the grant date subject to continued employment.
(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number of RSUs and the target number of the PSUs. The fair value of the RSUs is based on the closing price of our common stock on the grant date, which was $44.90 per share. The fair value of the PSUs is based on $53.18 per share for the Stock Price Appreciation performance metric, a market condition, and $44.90 per share, the closing price of our common stock on the grant date, for the other performance metrics.

34 PRA Group | 2023 Proxy Statement

Compensation Tables

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2022. No options were outstanding as of December 31, 2022.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(2)(3)
Kevin P. Stevenson	3/7/2020	11,740	$396,577	35,220	$1,189,732
	3/7/2021	28,927	$977,154	43,391	$1,465,748
	3/7/2022	36,191	$1,222,532	36,192	$1,222,566
Peter M. Graham	3/7/2020	3,842	$129,783	11,527	$389,382
	3/7/2021	11,570	$390,835	17,356	$586,286
	3/7/2022	14,476	$488,999	14,477	$489,033
Steven C. Roberts	3/7/2020	3,842	$129,783	11,527	$389,382
	3/7/2021	10,680	$360,770	16,021	$541,189
	3/7/2022	13,363	$451,402	13,363	$451,402
Christopher B. Graves	3/7/2020	2,988	$100,935	8,965	$302,838
	3/7/2021	8,010	$270,578	12,016	$405,900
	3/7/2022	10,022	$338,543	10,022	$338,543
Laura B. White	3/7/2020	2,134	$72,087	6,404	$216,327
	3/7/2021	6,675	$225,482	10,013	$338,239
	3/7/2022	10,022	$338,543	10,022	$338,543

(1)	The RSU shares granted vest ratably over a three-year period, beginning on the first anniversary of the award date subject to the terms of the respective RSU Agreement.
(2)	The amounts represent the fair market value using $33.78 per share, the closing price of our common stock on December 31, 2022.
(3)

The performance component of the LTIP awards will not vest or be awarded if we do not achieve the minimum threshold performance targets pursuant to the terms of the respective PSU Agreement, as described more fully on page 27. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance and the application of the TSR Cap. The PSU award performance period is three-years beginning on January 1st of the year of the grant and ending in three years on December 31st.

2023 Proxy Statement | PRA Group 35

Compensation Tables

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting of RSUs and PSUs during 2022 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. During 2022, we had no stock options outstanding and awarded no stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Kevin P. Stevenson	103,233	$4,657,873
Peter M. Graham	37,358	$1,685,593
Steven C. Roberts	33,831	$1,526,455
Christopher B. Graves	28,562	$1,288,717
Laura B. White	17,797	$ 803,001

(1)   The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of our common stock on the day prior to the vesting date.

(2)   On February 15, 2023, the Compensation Committee determined the final payment of PSUs earned under the 2020 LTIP for the three-year period ended December 31, 2022, based on the Company’s financial results and, as a result it is not included in this table.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Award Type	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	PSU	3/7/2022	62,295	$45.12	$2,810,750
	RSU	3/7/2022	40,938	$45.12	$1,847,123
Peter M. Graham	PSU	3/7/2022	22,426	$45.12	$1,011,861
	RSU	3/7/2022	14,932	$45.12	$673,732
Steven C. Roberts	PSU	3/7/2022	19,933	$45.12	$899,377
	RSU	3/7/2022	13,898	$45.12	$627,078
Christopher B. Graves	PSU	3/7/2022	17,442	$45.12	$786,983
	RSU	3/7/2022	11,120	$45.12	$501,734
Laura B. White	PSU	3/7/2022	9,967	$45.12	$449,711
	RSU	3/7/2022	7,830	$45.12	$353,290

(1)  Final payment of PSUs earned under the 2020 LTIP for the three-year period ended December 31, 2022, was determined on February 15, 2023, after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)  Closing market price of our common stock to calculate value of shares at vesting is the trading day prior to the vesting date.

36 PRA Group | 2023 Proxy Statement

Compensation Tables

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months. In addition to the provisions in the Employment Agreement each NEOs equity award agreement provides that upon reaching age 55 and 10 years of service they may receive a pro rata number of shares based on (i) the number of months the NEO was employed by the Company since the grant date on a proportional basis over the remaining vesting date(s) of the RSU award and (ii) the number of full months during the performance period the NEO was employed by the Company during the performance period and the extent to which the performance categories described in the PSU award agreement are met.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of excise tax reimbursement or gross-up.

2023 Proxy Statement | PRA Group 37

Compensation Tables

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2022, and an assumed termination date of December 31, 2022. Because the assumed termination date is December 31, 2022, we have used the full year target non-equity incentive plan awards. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment.

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1) ($)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2) ($)	Disability ($)	Death ($)

Kevin P. Stevenson	Severance Payment – Salary	$1,900,000	$1,900,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$1,900,000	$1,900,000	$0	$0
	Pro-Rata Bonus(3)	$950,000	$950,000	$950,000	$950,000
	Equity(4)	$0	$6,474,309	$6,474,309	$6,474,309
	Benefits	$31,558	$31,558	$0	$0
	Total	$4,781,558	$11,255,867	$7,424,309	$7,424,309

Peter M. Graham	Severance Payment –Salary	$540,000	$810,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$540,000	$810,000	$0	$0
	Pro-Rata Bonus(3)	$540,000	$540,000	$540,000	$540,000
	Equity(4)	$0	$2,474,317	$2,474,317	$2,474,317
	Benefits	$20,597	$20,597	$0	$0
	Total	$1,640,597	$4,654,914	$3,014,317	$3,014,317

Steven C. Roberts	Severance Payment – Salary	$500,000	$750,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$500,000	$750,000	$0	$0
	Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$500,000
	Equity(4)	$0	$2,323,929	$2,323,929	$2,323,929
	Benefits	$18,881	$18,881	$0	$0
	Total	$1,518,881	$4,342,810	$2,823,929	$2,823,929

Christopher B. Graves	Severance Payment – Salary	$500,000	$750,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$500,000	$750,000	$0	$0
	Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$500,000
	Equity(4)	$0	$1,757,337	$1,757,337	$1,757,337
	Benefits	$31,765	$31,765	$0	$0
	Total	$1,531,765	$3,789,102	$2,257,337	$2,257,337

Laura B. White	Severance Payment – Salary	$500,000	$750,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$500,000	$750,000	$0	$0
	Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$500,000
	Equity(4)	$0	$1,529,221	$1,529,221	$1,529,221
	Benefits	$31,984	$31,984	$0	$0
	Total	$1,531,984	$3,561,204	$2,029,221	$2,029,221

(1)

For Mr. Stevenson, severance for termination without Cause/Constructive Termination, as set forth in his employment agreement, provides two years’ salary, two times the annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s, Roberts’ and Graves’ and Ms. White’s employment agreements, severance for termination without Cause/Constructive Termination, provides one years’ salary and one and one-half times the employee’s annual non-equity incentive award target and subsidized COBRA reimbursements for 18 months.

(2)

NEOs receive severance payments and vesting of equity grants accelerate in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control.

(3)

Pro-rata bonus (based upon actual Company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)

Equity values represent immediate vesting of all unvested equity grants upon involuntary termination without Cause/Constructive Termination in connection with a change in control, death and disability and are based on $33.78 per share, the closing price of our common stock on December 31, 2022, of all unvested equity grants as of December 31, 2022.

38 PRA Group | 2023 Proxy Statement

Compensation Tables

CEO Pay Ratio
For 2022, our last completed fiscal year:

•	the annual total compensation of our median employee was $50,804;

•	the annual total compensation of our CEO was $4,984,627; and

•	the ratio of the annual total compensation of our CEO to our median employee was 98 to 1.
In accordance with SEC rules, we selected a median employee for 2022 who was the same median employee that was selected in 2021. We believe there has been no change in our employee compensation arrangements or employee population that would result in a significant change to our pay ratio disclosure for 2022, and we did not re-identify
a median employee for 2022.
Based on our payroll and employment records, we identified the median employee from an employee population of 3,907 individuals on September 30, 2020. Our employee population included all employees as of September 30, 2020. We included the following pay elements in the total compensation for each employee:

•	salary received;

•	overtime pay received; and

•	incentive compensation payments received.
We identified our median employee for 2020 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.
We calculated the annual total compensation for our 2022 median employee using the same methodology used to calculate our CEO’s annual total compensation for 2022 as reported in the Summary Compensation Table in this Proxy Statement.
Pay versus Performance
The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the other Named Executive Officers (“Other NEOs”) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated in accordance with SEC disclosure rules:

Year (1)	Summary Compensation Table (SCT) Total for PEO (2)	Compensation actually paid to PEO (3)	Average SCT Total for non-PEO NEOs (2)	Average Compensation actually paid to non-PEO NEOs (3)	Value of Initial Fixed $100 Investment based on (4) :		GAAP Net Income ($M)	Cash Collections ($M) (6)(7)
					TSR	Peer Group TSR (5)
2022	$4,984,627	$ (249,230)	$2,050,507	$ 502,912	$ 93	$100	$117	$1,729
2021	$5,636,586	$8,853,857	$2,282,627	$3,251,463	$138	$131	$183	$2,062
2020	$5,536,378	$6,570,289	$2,085,675	$2,390,802	$109	$103	$149	$2,006

(1)	Mr. Stevenson served as the PEO for the entirety of 2022, 2021 and 2020 and the Company’s O ther NEOs for the applicable years were as follows:
2022: Messrs. Graham, Roberts, Graves, and Ms. White
;
2021: Messrs. Graham, Roberts, Graves, and Ms. White
; and
2020: Messrs. Graham, Roberts, Graves, and Martin Sjölund
.
(2)
Amounts reported in
these columns
represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Mr. Stevenson and (ii) the average of the total compensation reported in the Summary Compensation Table for the NEOs listed in footnote 1 for each applicable year
.

(3)
SEC rules require certain adjustments be made to the Summary Compensation table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table above. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a valuation calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as summary compensation table total compensation adjusted to (a) include the value of any pension benefit (or loss) attributed to the last fiscal year, including on account of any amendments adopted during such year, and (b) include the fair market value of equity awards as of December 31, 2022 or, if earlier, the vesting date (rather than the grant date) and factor in dividends and interest accrued with respect to such awards. A reconciliation of the adjustments for our CEO and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Comparison assumes $100 was invested on December 31, 2019 , in our common stock. Historical stock price performance is not necessarily indicative of future stock price performance.
(5)	Index TSR reflects the Nasdaq Financial 100 .
(6)
The Compensation Committee considered cash collections, cash efficiency ratio, income from operations and net income attributable to the Company as the key financial metrics when it determined annual bonus plan payouts, see the section titled “Annual Bonus Plan” (page 25) in this Proxy Statement. Given their use in the 2022 Annual Bonus Plan, the Committee selected cash collections as the Company Selected Measure.

(7)	Cash collections refers to collections on our nonperforming loan portfolios .

2023 Proxy Statement | PRA Group 39

Compensation Tables

Reconciliation of Compensation Actually Paid Adjustment

	2022		2021		2020
	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs

Summary Compensation Table Total (1)	$4,984,627	$2,050,507	$5,636,586	$2,282,627	$5,536,378	$2,085,675
Adjustments (2)
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table	($3,309,927)	($1,094,807)	($3,249,986)	($1,037,477)	($2,749,978)	($774,983)
Year-end fair value of equity awards granted in the applicable year	$1,579,057	$522,297	$4,930,656	$1,573,990	$3,152,988	$888,560
Year-over-year change in fair value of equity awards granted in prior years that are unvested at year end	($2,754,000)	($834,974)	$1,667,512	$462,257	$525,222	$167,785
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	($748,987)	($140,111)	($130,911)	($29,934)	$105,679	$23,765

COMPENSATION ACTUALLY PAID	($249,230)	$502,912	$8,853,857	$3,251,463	$6,570,289	$2,390,802

(1)
For our PEO, the amount shown represents total compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the Other NEOs, the amounts shown represent averages.

(2)
The Company does not provide any defined benefit or actuarial pension plans to any employee, including the PEO and
O
ther NEOs. Thus, no pension valuation adjustments were necessary. In addition, for purposes of the equity award adjustments shown above, no equity awards were cancelled due to failure to meet vesting conditions, no equity awards were granted and vested in the same year, and there are no dividends or interest accrued to report.

Relationship between Pay and Performance
We believe “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period
are reflective of the Committee’s emphasis on
“pay-for-performance.”
The charts below show how PEO and Average
Non-PEO
NEO Compensation Actually Paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our incentive plans. Cash Collections – our Company Selected Measure – as well as the o ther impor
tant financial performance measures (see table below) were very strong in 2020 and 2021, leading to higher Compensation Actually Paid in those years. In 2022, our performance results on those measures were weaker, leading to lower Compensation Actually Pai
d
.

40 PRA Group | 2023 Proxy Statement

Compensation Tables

Chart 1: Compensation Actually Paid
v
. Total Shareholder Return

Chart 2: Compensation Actually Paid
v
. GAAP Net Income ($M)

2023 Proxy Statement | PRA Group 41

Compensation Tables

Chart 3: CEO Compensation Actually Paid
v
. Cash Collections ($M)

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important
financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Cash collections, cash efficiency ratio, net income from operations and net income are the four primary performance measures in our Annual Bonus Plan. Adjusted EBITDA, adjusted revenue, adjusted net income and stock price are the four performance measures in the PSUs granted as part of our long-term incentive program. In addition to the metrics noted below, our Annual Bonus Plan also incorporates individual objectives relating to business results, Company strategic objectives and organization and talent.
See the section titled “Annual Bonus Plan” (page 25) in this Proxy Statement for a further description of the metrics used in the Company’s executive compensation program.

Most Important Performance Measures Used to Link Compensation Actually Paid to Company Performance
Net Income	Adjusted EBITDA
Net Operating Income	Adjusted Revenue
Cash Collections (Company Selected Measure)	Stock Price
Cash Efficiency Ratio

42 PRA Group | 2023 Proxy Statement

Compensation Tables

Securities Authorized for Issuance Under Equity Compensation Plan
The table below reflects the number of shares as of December 31, 2022, subject to outstanding awards and the amount available for future issuance under our 2022 Equity Plan. All stock awards, including LTIP shares, are in the form of grants of RSUs and
PSU
s. One RSU or PSU, as applicable, converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	1,264,756	$0	3,968,043
Equity compensation plans not approved by stockholders	None	N/A	None
Total	1,264,756	$0	3,968,043

2023 Proxy Statement | PRA Group 43

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 15, 2023 by:

•	each of our directors;

•	each of our NEOs;

•	all of our current directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of April 15, 2023.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	27,852		*
Danielle M. Brown	17,867		*
Marjorie M. Connelly	22,087		*
John H. Fain	35,897		*
Steven D. Fredrickson	107,161		*
Peter M. Graham	53,228		*
Christopher B. Graves	54,994	(1)	*
James A. Nussle	32,217		*
Brett L. Paschke	15,442		*
Steven C. Roberts	36,887		*
Kevin P. Stevenson	319,675
Scott M. Tabakin	60,894		*
LaTisha O. Tarrant	7,079
Peggy P. Turner	7,844		*

Lance L. Weaver	27,316	(2)	*
Laura B. White	18,707		*
All directors and executive officers as of April 15, 2023 as a group (16 persons)	845,147		2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,059,368	(3)	18.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,275,431	(4)	10.9%
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21202	3,139,639	(5)	8.0%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	2,337,073	(6)	6.0%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	2,248,676	(7)	5.7%

* Represents less than 1% of our outstanding common stock.

(1)  Excludes shares of common stock expected to be received in connection with Mr. Graves’ termination of employment.

(2)  Includes 23,119 shares held by trust and are considered beneficially owned by Mr. Weaver.

44 PRA Group | 2023 Proxy Statement

Security Ownership

(3)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 23, 2023, BlackRock, Inc. is the beneficial owner of 7,059,368 shares of our common stock with sole power to vote or direct the vote of 6,887,108 shares and sole power to dispose or to direct the disposition of these 7,059,368 shares.

(4)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group is the beneficial owner of 4,275,431 shares of our common stock with shared power to vote or direct the vote of 29,280 shares, sole power to dispose or to direct the disposition of 4,206,827 shares and shared power to dispose or direct the disposition of 68,604 shares.

(5)  Based solely on information disclosed in a Schedule 13G filed with the SEC on February 14, 2023, T. Rowe Price Investment Management, Inc. is the beneficial owner of 3,139,639 shares of our common stock with sole power to vote or direct the vote of 993,956 shares and sole power to dispose or to direct the disposition of 3,139,639 shares.

(6)  Based solely on information disclosed in a Schedule 13G filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP is the beneficial owner of 2,337,073 shares of our common stock with sole power to vote or direct the vote of 2,291,601 shares and sole power to dispose or direct the disposition of 2,337,073 shares.

(7)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 6, 2023, by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”). WGH, WIAH and WMC and certain investment advisers are subsidiaries of WMG. Each of WMG, WGH and WIAH is the beneficial owner of 2,248,676 shares of our common stock with shared power to vote or direct the vote of 1,697,770 shares of our common stock and shared power to dispose or direct the disposition of 2,248,676 shares. WMC is the beneficial owner of 2,078,360 shares of our common stock ([5.33]%) with shared power to vote or direct the vote of 1,662,198 shares and shared power to dispose or direct the disposition of 2,078,360 shares.

2023 Proxy Statement | PRA Group 45

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name (in which case you are considered the “beneficial owner”). Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record, or record holder, with respect to those shares, and we are providing the Notice of Internet Availability of Proxy Materials directly to you. As the record holder, you have the right to vote during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided the Notice of Internet Availability of Proxy Materials or voting instruction card by your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with the Notice of Internet Availability of Proxy Materials or a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares during the Annual Meeting unless you provide a legal proxy, executed in your favor, from the record holder during registration for the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

We are making available our proxy materials and our 2022 Form 10-K on the internet. Instructions on how to access and review these materials on the internet can be found on your Notice of Internet Availability of Proxy Materials, proxy card and voting instruction card. Stockholders may also view our proxy materials and our 2022 Form 10-K on our website at www.pragroup.com. In addition, stockholders may request that our proxy materials be sent in printed form by mail or electronically by email on an ongoing basis, by following the instructions on the Notice of Internet Availability of Proxy Materials.

How to Vote

For instructions on voting your shares during the Annual Meeting, see “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 2 of this Proxy Statement.

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting through the internet. If you want to vote through the internet, you must do so by 11:59 p.m. Eastern Time on June 12, 2023. If you vote through the internet, you do not need to return a proxy card.

Phone

You may vote by calling (866) 804-9616. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting by telephone. If you want to vote by telephone, you must do so by 11:59 p.m. Eastern Time on June 12, 2023. If you vote by telephone, you do not need to return a proxy card.

Mail

If you requested and received a printed copy of the proxy card, you may vote by mail by signing and dating your proxy card and mailing it in the postage-prepaid envelope provided in response to request for printed copies of the proxy materials. If you want to vote by proxy card, it must be received by 11:59 p.m. Eastern Time on June 12, 2023.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by subsequently providing internet or telephone voting instructions, by providing a later dated proxy card (if you requested and received a paper copy of the proxy card) or by voting during the webcast of the Annual Meeting by following the instructions available on the Annual Meeting website. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com.

46 PRA Group | 2023 Proxy Statement

Voting Instructions and Other Information

If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote during the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by our Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or during the webcast of the Annual Meeting and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

We will bear the entire cost of proxy solicitation and have engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $17,600 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by our directors, officers and other employees who will not receive any additional compensation for such solicitation.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” Therefore, if your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count.

The ratification of the appointment of EY as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you. On the other hand, all other matters (the election of directors (Proposal 1), the approval on a non-binding advisory basis of the Say-on-Pay (Proposal 3) and frequency of our Say-on-Pay vote (Proposal 4)) are considered non-routine matters. As a result, if you do not provide specific instructions, the entity that holds your shares will not have the authority to vote those shares.

If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares in more than one account. To ensure all of your shares are voted, you must vote once for each account in which you hold shares by following the instructions on each Notice of Internet Availability of Proxy Materials or voting instruction card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on January 2, 2024.

Our By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting but are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than February 14, 2024 and no later than March 15, 2024. The notice must meet other requirements contained in our By-Laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

2023 Proxy Statement | PRA Group 47

Voting Instructions and Other Information

Other Information

You may request printed copies of this Proxy Statement and our 2022 Form 10-K by contacting our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

120 Corporate Boulevard

Norfolk, VA 23502

This Proxy Statement, our 2022 Form 10-K and other filings made by the Company with the SEC may also be obtained from the SEC’s EDGAR database at www.sec.gov. Additionally, our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Conduct, written charters for each of our Board’s standing Committees, Human Rights Statement, Political Contribution Statement, Environmental and Sustainability Statement and ESG information can be found on the Investor Relations page of our website at www.pragroup.com.

Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our By-Laws must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

48 PRA Group | 2023 Proxy Statement

Proxy Card This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held at 9:30 a.m. Eastern Time on June 13, 2023 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint LaTisha O. Tarrant and Christina Branch, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize each of them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held virtually at 9:30 a.m. Eastern Time on June 13, 2023 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director listed in Proposal 1, “FOR” Proposals 2 and 3 and FOR “1 YEAR” on Proposal 4 at the Annual Meeting and any adjournment or postponement thereof. The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of May 1, 2023 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. All stockholders who wish to attend the Virtual Meeting must register by June 9, 2023 at 11:59 p.m. Eastern Time at: http://viewproxy.com/PRAGroup/2023/htype.asp Important Notice Regarding the Availability of Proxy Materials for the PRA Group, Inc. Annual Meeting of Stockholders to be held on June 13, 2023. Our Proxy Statement and our 2022 Annual Report to Stockholders are available at: www.viewproxy.com/PRAGroup/2023

Please mark your votes in blue or black ink like this ☒ The Board of Directors recommends a vote FOR the election of each director nominee listed in Proposal 1, FOR Proposals 2 and 3 and FOR “1 YEAR” on Proposal 4. 1. Election of Directors Nominees for the Board of Directors are: (01) Vikram A. Atal ☐ FOR ☐ AGAINST ☐ ABSTAIN (02) Danielle M. Brown ☐ FOR ☐ AGAINST ☐ ABSTAIN (03) Marjorie M. Connelly ☐ FOR ☐ AGAINST ☐ ABSTAIN (04) John H. Fain ☐ FOR ☐ AGAINST ☐ ABSTAIN (05) Steven D. Fredrickson ☐ FOR ☐ AGAINST ☐ ABSTAIN (06) James A. Nussle ☐ FOR ☐ AGAINST ☐ ABSTAIN (07) Brett L. Paschke ☐ FOR ☐ AGAINST ☐ ABSTAIN (08) Scott M. Tabakin ☐ FOR ☐ AGAINST ☐ ABSTAIN (09) Peggy P. Turner ☐ FOR ☐ AGAINST ☐ ABSTAIN (10) Lance L. Weaver ☐ FOR ☐ AGAINST ☐ ABSTAIN VIRTUAL CONTROL NUMBER 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023. ☐ FOR ☐ AGAINST ☐ ABSTAIN 3. Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers. ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. Approval, on a non-binding advisory basis, of the frequency of the advisory vote to approve the Company’s named executive officer compensation. ☐ 1 YEAR ☐ 2 YEAR ☐ 3 YEAR ☐ ABSTAIN 5. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature (Title(s), if applicable) Signature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by internet or telephone INTERNET Vote your proxy on the internet by 11:59 p.m. Eastern Time on June 12, 2023: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote your proxy by phone by 11:59 p.m. Eastern Time on June 12, 2023: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote your proxy by mail, which must be received by 11:59 p.m. Eastern Time on June 12, 2023: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.